LOAN AGREEMENT

by and between

HARTMAN COOPER STREET PLAZA, LLC,

a Texas limited liability company

and

SECURITY LIFE OF DENVER INSURANCE COMPANY,

a Colorado corporation

Dated as of June 13, 2014

[LOAN AGREEMENT]

Voya No. 29058

LOAN AGREEMENT

THIS AGREEMENT is made and entered into as of June 13, 2014 by and between HARTMAN COOPER STREET PLAZA, LLC, a Texas limited liability company (“Borrower”), and SECURITY LIFE OF DENVER INSURANCE COMPANY, a Colorado corporation (“Lender”).

WITNESSETH:

WHEREAS, Borrower, has requested that Lender make that certain loan (the “Loan”) to Borrower in the aggregate principal amount of $8,400,000.00; and

WHEREAS, Lender is willing to make the Loan to Borrower on the terms and subject to the conditions and requirements set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the parties to this Agreement hereby agree as follows:

ARTICLE I

DEFINITIONS; CONSTRUCTION

Section 1.1

Definitions.  For purposes of this Agreement, the following terms shall have the indicated meanings as set forth below:

“Affiliate” shall mean any corporation, limited liability company, partnership or other entity which is controlling of, controlled by or under common control with Borrower.

“Affiliate Entities” shall mean, collectively, those entities set forth on Exhibit “A” attached hereto, but excluding Borrower.

“Affiliate Loans” shall mean, collectively, those certain loans Lender made to the Affiliate Entities of even date herewith, which Affiliate Loans, together with the Loan, are in the original aggregate principal amount of $49,725,000.00.

“Affiliate Notes” shall mean, collectively, those certain promissory notes executed by the Affiliate Entities and payable to the order of Lender as evidence of the Affiliate Loans, and any extension, renewal, modification or replacement thereof or therefor.

“Affiliate Properties” shall mean, collectively, the properties, including the land and all improvements, fixtures and related personal property located thereon, listed on Exhibit “A”, but excluding the Property, and as more particularly described as “Premises” in the mortgages, security deeds and deeds of trust executed this date by the Affiliate Entities in favor of Lender, to be recorded in the real estate records of the counties where the Affiliate Properties are located.

“Agreement” shall mean this Loan Agreement, as amended, supplemented or modified from time to time.

“Assignment of Management Agreement” shall mean, the Assignment, Consent and Subordination Regarding Management Agreement executed this date by Borrower in favor of Lender, and any modifications or replacements thereof or therefor.

“Assignments of Rents and Leases” shall mean the first priority Assignment of Rents and Leases executed this date by Borrower in favor of Lender, and any extensions, renewals, modifications or replacements thereof or therefor.

“Borrower” shall have the meaning given such term in the preamble to this Agreement and shall include its successors and assigns.

“Borrower Guarantees” shall mean, collectively, the Limited Guarantees executed this date by Borrower and Affiliates of Borrower in favor of Lender guaranteeing the Affiliate Loans, and any extensions, renewals, modifications or replacements thereof or therefor.

“Business Day” shall mean any day excluding Saturday, Sunday and any other day on which banks in Atlanta, Georgia are customarily closed.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” shall mean any and all of the property which is granted, pledged or assigned to Lender or in which Lender is otherwise granted a Lien to secure the obligations pursuant to any and all of the Security Documents.

“Default” shall mean any condition or event which, with notice or lapse of time or both, would constitute an Event of Default.

“Environmental Indemnification Agreement” shall mean the Environmental Indemnification Agreement executed this date by Borrower in favor of Lender, and any extensions, renewals, modifications or replacements thereof or therefor.

“Event of Default” shall have the meaning provided in Article VII hereof.

“Improvements” shall mean all improvements constructed on the Land.

“Land” shall mean, collectively, all of the real property described and defined as “Land” in the Security Instruments.

“Leases” shall have the meaning given such term in the Security Instruments.

“Lender” shall have the meaning given such term in the preamble to this Agreement and shall include such Persons’ successors and assigns.

“Lien” shall mean any mortgage, deed to secure debt, deed of trust, pledge, security interest, security deposit, encumbrance, lien or charge of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement, any lease in the nature thereof, and the filing of or agreement to give any financing statement under the Uniform Commercial Code of any jurisdiction).

“Loan” shall have the meaning given such term in the preamble to this Agreement.

“Loan Documents” shall mean, collectively, this Agreement, the Note, the Security Documents, and any other certificates or written undertakings of Borrower or guarantors in favor of Lender delivered contemporaneously with the delivery of this Agreement, other than the Environmental Indemnification Agreement.

“Material Adverse Effect” shall mean a material adverse effect upon, or a material adverse change in, any of the (i) results of operations, properties, or financial condition of Borrower, (ii) validity, binding effect or enforceability of any Loan Document or the Environmental Indemnification Agreement, or (iii) ability of Borrower to perform its payment obligations or other Obligations under the Loan Documents or the Environmental Indemnification Agreement.

“Mortgage” shall mean the first priority Deed of Trust, Security Agreement, Financing Statement, and Fixture Filing executed this date by Borrower in favor of Lender, to be recorded in the real estate records of the county where the Property is located, and any extensions, renewals, modifications or replacements thereof or therefor.

“Note” shall mean the Promissory Note executed by Borrower and payable to the order of Lender as evidence of the Loan, and any extension, renewal, modification or replacement thereof or therefor.

“Obligations” shall mean, collectively, all amounts now or hereafter owing to Lender by Borrower pursuant to the terms of or as a result of this Agreement, the Note, or any other Loan Documents or the Environmental Indemnification Agreement, including without limitation, the unpaid principal balance of the Loan and all interest, fees, expenses and other charges relating thereto or accruing thereon, as well as any and all other indebtedness, liabilities, covenants, duties and obligations of Borrower, whether direct or indirect, absolute or contingent, or liquidated or unliquidated, monetary or non-monetary, which may be now existing or may hereafter arise under or as a result of any of the Loan Documents, the Environmental Indemnification Agreement, the Borrower Guarantees, and together with any and all renewals, extensions, or modifications of any of the foregoing.

“Person” shall mean any individual, partnership, limited partnership, limited liability company, firm, corporation, association, joint venture, trust or other entity, or any government or political subdivision or agency, department or instrumentality thereof.

“Pooled Loans” shall mean, collectively, the Loan and the Affiliate Loans.

“Pooled Notes” shall mean, collectively, the Note and the Affiliate Notes.

“Pooled Properties” shall mean, collectively, the Property and the Affiliate Properties.

“Prepayment Premium” shall have the meaning given to such term in the Note.

“Property” shall mean, collectively, the Land and Improvements, fixtures and related personal property located thereon, and as more particularly described as “Premises” in the Security Instruments.

“Requirements” shall have the meaning given such term in Section 4.12 hereof.

“Second Assignment of Rents and Leases” shall mean, the Assignment of Rents and Leases (Second Priority) executed this date by Borrower in favor of Lender, and any modifications or replacements thereof or therefor, which secures, in part, the obligations under the Borrower Guarantees and which shall be junior and subordinate to the Assignment of Rents and Leases.

“Second Mortgage” shall mean the Deed of Trust, Security Agreement, Financing Statement, and Fixture Filing (Second Priority) executed this date by Borrower in favor of Lender, to be recorded in the real estate records of the county where the Property is located, and any extensions, renewals, modifications or replacements thereof or therefor, which secures, in part, the obligations under the Borrower Guarantees and which shall be junior and subordinate to the Mortgage.

“Second Security Instruments” shall mean, collectively, the Second Mortgage, the Second Assignment of Rents, and the UCC Financing Statements, executed this date by Borrower in favor of Lender, to be recorded in the real estate records of the county where the Property is located, and any extensions, renewals, modifications or replacements thereof or therefor, which secure, in part, the obligations under the Borrower Guarantees.

“Security Documents” shall mean, collectively, the Security Instruments, the Assignment of Management Agreement, the Borrower Guarantees, and each other affidavit, certificate, security, mortgage, assignment, financing statements or other collateral document, whether now existing or hereafter executed and delivered in connection with, or securing any or all of, the Obligations.

“Security Instruments” shall mean, collectively, the Mortgage, the Assignment of Rents and Leases, the UCC Financing Statements, the Second Security Instruments, and other security instruments executed this date by Borrower in favor of Lender, to be recorded in the real estate records of the county where the Property is located, and any extensions, renewals, modifications or replacements thereof or therefor.

“Taxes” shall mean any present or future taxes, levies, imposts, duties, fees, assessments, deductions, withholdings or other charges of whatever nature, now or hereafter imposed or levied by the United States of America, or any state or local government or by any department, agency or other political subdivision or taxing authority thereof or therein and all interest, penalties, additions to tax and similar liabilities with respect thereto other than taxes on the income of Lender.

Section 1.2

Other Definitional Terms.  The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole, and not to any particular provision of this Agreement.  Any pronoun used herein shall be deemed to cover all genders and all singular terms used herein shall include the plural and vice versa.  Unless otherwise expressly indicated herein, all references herein to a period of time which runs “from” or “through” a particular date shall be deemed to include such date, and all references herein to a period of time which runs “to” or “until” a particular date shall be deemed to exclude such date.

ARTICLE II

LOANS

Section 2.1

Disbursement.  Subject to the terms and conditions of this Agreement, Lender agrees to advance to Borrower the Loan.

Section 2.2

Note; Repayment of Principal and Interest.  Borrower’s obligations to pay to Lender the principal of and interest on the Loan shall be evidenced by the records of Lender and by the Note.  The Loan shall bear interest at the rate or rates per annum specified in the Note and such interest shall be calculated and shall be paid and shall accrue in the manner specified in the Note.

ARTICLE III

GENERAL TERMS

Section 3.1

Fees.  In consideration of Lender’s entering into this Agreement and making the Loan hereunder, Borrower agrees to pay (from deposits previously delivered to Lender) to Lender, on the date of the funding of the Loan hereunder, a processing fee in the amount set forth in the Application Letter, as amended to date, which processing fee shall be deemed fully earned upon Lender’s execution and delivery of this Agreement and the funding of the Loan.

Section 3.2

Payments, Prepayments and Computations.  Except as may be otherwise specifically provided herein, all payments by Borrower with respect to the Loan or any other Obligations under this Agreement or any of the other Loan Documents or the Environmental Indemnification Agreement shall be made without defense, set-off or counterclaim to Lender not later than 2:00 p.m. (Eastern Time) on the date when due and shall be made in lawful money of the United States of America in immediately available funds.  Any payment received by Lender on a non-Business Day or after 2:00 p.m. (Eastern Time) on any Business Day shall be deemed received by Lender at the opening of its business on the next Business Day.  Whenever any payment to be made hereunder or under the Note or any of the other Loan Documents or the Environmental Indemnification Agreement shall be stated to be due on a day which is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day and, with respect to payments of principal, interest thereon shall be payable at the applicable rate during such extension.  Interest shall be calculated on the basis of a year consisting of 360 days and with twelve thirty-day months, except that interest due and payable for less than a full month shall be calculated by multiplying the actual number of days elapsed in such period by a daily interest rate based on a 360-day year.  The Loan may not be prepaid in whole or in part except as specifically provided in the Note and this Agreement.

Section 3.3

Collateral.  The Obligations shall be secured pursuant to any or all Security Documents.  Borrower also shall execute or deliver (or cause to be executed and delivered) any and all financing statements and such other documents as Lender may reasonably request from time to time in order to perfect or maintain the perfection of Lender’s Liens under such Security Documents.

Section 3.4

Agreements Regarding Interest and Other Charges.  Borrower and Lender hereby agree that the only charges imposed or to be imposed by Lender upon Borrower for the use of money in connection with the Loan is and will be the interest required to be paid under the provisions of this Agreement as well as the related provisions of the Note.  In no event shall the amount of interest due and payable under this Agreement, the Note or any of the other Loan Documents or the Environmental Indemnification Agreement exceed the maximum rate of interest allowed by applicable law.  It is the express intent hereof that Borrower not pay and Lender not receive, directly or indirectly or in any manner, interest in excess of that which may be lawfully paid under applicable law.  Any and all charges, fees, and other amounts payable hereunder not identified as “interest” are not intended, and shall not be deemed, to be interest.  All interest, and all other charges, fees or other amounts deemed to be interest notwithstanding the preceding sentence, which are paid or agreed to be paid to Lender under this Agreement, the Note or any of the other Loan Documents shall, to the maximum extent permitted by applicable law, be amortized, allocated and spread on a pro rata basis throughout the entire actual term of the Loan (including any extension or renewal period), or at Lender’s election and to the extent permitted by applicable law, credited as a payment of principal (without any Prepayment Premium).

Section 3.5

Reserved.

Section 3.6

Cross-Default/Cross-Collateralization.  As additional security for the Loan, the terms of the Security Instruments shall provide for the cross-collateralization and cross-default of the Pooled Loans.  The Security Instruments provide, without limitation, that upon the occurrence of an Event of Default, under the terms and conditions of any of the Pooled Loans, Lender shall be entitled to exercise any and all remedies under any Security Instrument and/or mortgages, deeds to secure debt, or deeds of trust securing the Pooled Loans, including but not limited to, accelerating each of the Pooled Notes and conducting a foreclosure sale on any one or more of the Pooled Properties.  Lender has elected to structure such cross-collateralization and cross default in the following manner:

(a)

Borrower shall execute and deliver the Loan Documents required hereunder (including the Security Instruments) and the Environmental Indemnification Agreement;

(b)

Borrower shall execute and deliver the Borrower Guarantees which guarantees will be secured by the Second Security Instruments;

(c)

Upon the occurrence of an Event of Default under any of the Pooled Loans, Lender may elect to proceed to foreclose under any of the Security Instruments or the mortgages, deeds to secure debt, or deeds of trust securing the Affiliate Loans or any guarantees relating thereto in such order as it may elect in its sole discretion;

(d)

Lender shall not be required to accept prepayment of the Loan or any of the other Pooled Loans pursuant to the prepayment provisions of the Note or the respective Affiliate Notes (with applicable prepayment premium) without a simultaneous prepayment in full of the other Pooled Loans pursuant to the Note or the Affiliate Notes, respectively; provided, however, that Borrower may prepay the Loan pursuant to the Substitution provisions in Section 3.08 hereof without the simultaneous prepayment in full of the other Pooled Loans; and

(e)

Any transfer pursuant to Paragraph 30 [Due on Sale] of the Mortgage shall be subject to the cross-collateralization and cross default provisions herein, including the Borrower Guarantees and the Second Security Instruments.  Any transferee under such Section must assume all obligations under such cross-collateralization and cross default provisions.

Section 3.7

Reserved.

Section 3.8

Substitution of Loan.  Notwithstanding the provisions of Paragraph 7 of the Note or Paragraph 30 of the Mortgage, Borrower may request that Lender permit Borrower to prepay the Loan in full at par from the proceeds of a substitute first mortgage loan (“Substitute Loan”) to be funded by Lender to Borrower and secured by a substitute property owned in fee simple as provided below (which was not previously any of the Pooled Properties hereunder) (“Substitute Property”) and to obtain a release of the Property from the Security Instruments upon and subject to the following terms and conditions (“Substitution”):

(a)

Borrower must submit a written request (“Substitution Request”) to Lender for the proposed Substitute Loan identifying the proposed Substitute Property at least ninety (90) days prior to the proposed closing date for the Substitution.  Lender shall evaluate the request for the proposed Substitute Loan and the proposed Substitute Property in its sole discretion pursuant to its then customary underwriting and pricing criteria.  The amount of the Substitute Loan requested must be at least the amount of the unpaid principal balance of the Loan. Lender may review such items as it may require in its sole discretion, including, but not limited to, location, occupancy, lease term, rollover, tenant exposure, and tenant’s credit.

(b)

The owner of the Substitute Property (and borrower under the Substitute Loan) must be either (1) the Borrower, or (2) a single asset affiliate of Guarantor having the identical beneficial ownership structure and management control as the Borrower.

(c)

The Substitute Property must be a similar income producing property as the Property.  Under no circumstances shall Lender permit any special purpose properties (for example, hotels, motels, mobile home parks, health or senior care facilities).  The Substitute Property must be located in the continental United States.

(d)

Lender in its sole discretion shall acknowledge within ten (10) business days of the Lender’s receipt of the Substitution Request whether the proposed Substitute Property appears to be acceptable to permit the Substitution.  If in the Lender’s sole discretion it is determined that the proposed Substitute Property is equal to or greater in quality than the Property, then Lender, through its loan correspondent, HFF,  will process the Borrower’s formal request to make the Substitute Loan.  The proposal will be reviewed by and presented to Lender’s and Voya Investment Management LLC’s investment review committee pursuant to each of their then current commercial mortgage loan policies, practices, standards and procedures for approval in their sole and absolute discretion.  If the investment review committee approves the formal request for Substitute Loan and Substitute Property, the Substitution will be subject to the other conditions outlined herein.

(e)

No more than two (2) Substitutions in the aggregate shall be closed during the entire term of the Pooled Loans among all of the Pooled Properties.  Of the total of two (2) Substitutions described in the preceding sentence, only one (1) Substitution may be closed prior to June 30, 2019, and only one (1) Substitution may be closed during the period commencing July 1, 2019 and ending June 30, 2024.  From and after July 1, 2024, the rights hereunder may not be exercised, and the terms of this Section 3.08 shall be deemed null and void.

(f)

Borrower shall pay a processing fee to Lender equal to $50,000 (“Processing Fee”) at closing of each and every approved Substitution.  A “Substitution Deposit” of $5,000 shall be required with submission of each Substitution Request, which deposit shall be applied to the Processing Fee at closing of the Substitution.  The Substitution Deposit and Processing Fee contemplated by this subsection are in addition to reasonable outside counsel attorneys’ fees and expenses incurred in the preparation, negotiation, documentation, due diligence review and closing of such Substitution.

(g)

All improvements on the Substitute Property shall have been completed in a good and workmanlike manner and in compliance, in all material respects, with all applicable Requirements prior to closing of the Substitution. The Substitute Property must be lien free and all land, improvements and personal property paid for in full.

(h)

The appraised fair market “As Is” value of the Substitute Property shall be equal to or greater than the greater of (1) the then-appraised fair market value, or gross sales proceeds, as the case may be, of the ’Property and (2) the original appraised value of the ’Property as set forth in the appraisal delivered to Lender in connection with the closing of this Loan.  The fair market “As Is” value of the Property and Substitute Property shall be determined by a firm of appraisers approved by the Lender, based on an MAI appraisal satisfactory to Lender, dated not more than ninety (90) days prior to the closing of the Substitute Loan.  All costs of such appraisals shall be paid by the Borrower on or prior to the closing of the Substitute Loan.

(i)

The actual net operating income relating to the Substitute Property (based upon the trailing twelve (12) month financial results or such shorter period, as Lender deems appropriate, for a Substitute Property opened for less than one year) shall equal or exceed the actual net operating income relating (based upon the trailing twelve (12) month financial results or such shorter period, as Lender deems appropriate, for the Substitute Property opened for less than one year) to the Property.

(j)

The Pooled Properties, excluding the Property and including the Substitute Property, must have a Debt Yield equal to or in excess of 13% and must be at least 90% leased and occupied on a square foot basis.  As used herein, “Debt Yield” shall mean the quotient of (A) net cash flow of all Pooled Properties (excluding the Property and including the Substitute Property) divided by (B) the projected outstanding principal balance of the Pooled Loans (excluding the Property and including the Substitute Property) on the date of the release.

(k)

Lender’s outside counsel shall prepare and owner of the Substitute Property (as described in subsection (b) above) shall execute a new note, mortgage, assignment of rents and leases, loan agreement, environmental indemnities, borrower’s certificate, and all other loan documents Lender shall deem appropriate, including, but not limited to, (1) all documents necessary to cross collateralize and cross default the Substitute Loan with the other Pooled Loans (as described in Section 3.06) and (2) any modification of the existing Loan Documents (all of which shall be substantially in the form of the applicable documents executed in connection with the Loan with such changes thereto as Lender reasonably deems appropriate to reflect the terms and circumstances of the Substitution Loan and Substitute Property) (collectively, the “Substitute Loan Documents”).

(l)

Prior to the closing of the Substitution Loan, Borrower shall be required to supply for Lender’s review and approval due diligence materials and such other materials as may then be customarily required as part of its then current commercial loan closing policies, procedures, standards and practices for properties of similar type and in similar locations as the Substitute Property, including, without limitation, a current as-built ALTA survey, proof of adequate insurance, title insurance in conformance with the Lender’s requirements, proof of compliance with governmental regulations, tenant estoppel certificates, and subordination, non-disturbance and attornment agreements.  At the Borrower’s sole cost and expense, Lender shall receive for review and approval all additional due diligence materials in any way relating to the Substitute Property, including but not limited to, an MAI appraisal, hazardous substance report, engineer report and seismic report as required by Lender in its sole discretion.  The items listed in this section are not exhaustive.

(m)

The Substitute Loan Documents, financing statements and other instruments required to perfect the liens in the Substitute Property and all collateral under such documents shall have been recorded, registered and filed (as applicable) in such manner as may be required by law to create a valid, perfected lien and security interest with respect to the Substitute Property and the personal property related thereto.  The liens created by the Substitute Loan Documents shall be first liens and security interests on the Substitute Property and the personal property related thereto (except the second security instrument securing the guaranty), subject only to such exceptions as Lender shall approve in its sole discretion.  At closing of the Substitute Loan, the Borrower (or other new borrower permitted under subsection (b) above) shall have good and marketable title to the Substitute Property and good and valid title to any personal property located thereon or used in connection therewith, in each case satisfactory to the Lender.

(n)

Lender shall have received (1) a consent to the Substitution by any “Carve-Out” or other guarantors or indemnitors on the Loan in addition to Borrower and (2) such other instruments and agreements and such certificates and opinions of counsel, in form and substance satisfactory to the Lender in connection with such Substitution as it may reasonably request.

(o)

Borrower shall consider all implications for documentary stamp and intangibles taxes on the Substitute Loan that shall arise in connection with such Substitution.  Lender shall require payment of all such documentary stamp and intangibles taxes required by law and authorities having jurisdiction as a condition of closing the Substitute Loan in the jurisdiction where the Substitute Property is located regardless of whether the taxing authority imposes taxes duplicative of those incurred at the original closing of the Loan where the Property is located.

(p)

No uncured Event of Default shall exist under any other Loan Documents on the date of Substitution Request or at closing of the Substitute Loan.

(q)

Lender shall be satisfied that no material adverse change in the financial condition, operations or prospects of Borrower and its managers and other major principals has occurred after closing of the Pooled Loans.  Lender shall be entitled to request copies of financial statements and such other financial information as it shall reasonably require in order to assess the financial status of the Borrower (or new borrower permitted pursuant to subsection (b) above) and to determine and/or estimate the solvency of such entity prior to and following the closing of the Substitution.  Lender shall not be required to close a proposed Substitution in the event it reasonably determines that the Borrower (or new borrower under (b) above) is or, upon completion of the Substitution, may become insolvent within the meaning of the term under the federal bankruptcy code.

(r)

The Borrower shall pay all customary and reasonable out-of-pocket costs and expenses incurred in connection with any such Substitution and the customary and reasonable out-of-pocket fees and expenses incurred by Lender, its outside counsel and its loan correspondent and/or loan servicer in connection therewith.  Without limiting the generality of the foregoing, the Borrower shall, in connection with, and as a condition to, each Substitution, pay (1) the reasonable costs and expenses of obtaining all property condition assessments, appraisal reports, environmental site assessments and if applicable, seismic reports required by Lender in connection with such Substitution, and (2) all  recording charges, title insurance charges, and stamp and/or mortgage or similar taxes, transfer taxes relating to such Substitution.  Borrower may request estimates from the applicable appraisers and consultants before the reports and assessments contemplated under clause (1) above are ordered, and if the Borrower objects to paying the estimated costs of such reports, the Borrower may withdraw its request for Substitution and receive a refund of the Substitution Deposit. Once a report or assessment is ordered, the Borrower shall be responsible for payment of the associated cost thereof.

Section 3.9

Letter of Credit.  In the event Lender requires or agrees to accept a letter of credit in satisfaction of any requirement herein, said letter of credit and any extension, renewal, or replacement thereof shall be an unconditional, irrevocable letter of credit issued by a bank approved by Lender and in substance and form acceptable to Lender.  Said letter of credit shall not contain any conditions for its cashing beyond presentation by its authorized representative.  Its term shall be for not less than three (3) months beyond the end of the time period, or any extension thereof, specified by Lender for satisfaction of such requirement.

Section 3.10

Prohibition on Dry Cleaners.  Borrower shall not, during the term of the Pooled Loans, conduct or permit any tenant to conduct any dry cleaning operations on or at the Property.  Notwithstanding the foregoing, the operation of a dry cleaning facility by a tenant at any of the Pooled Properties will not constitute a default under the Loan Documents so long as such operation is conducted at all times in accordance with all applicable Environmental Laws (as defined in the Mortgage) and such tenant is actively taking all necessary steps related to its operations in order to prohibit a release of any Hazardous Substances (as defined in the Mortgage) on, in or under the applicable Pooled Property. Any such tenancy and its operation of a compliant dry cleaning system shall not be deemed a waiver of nor be deemed to void or limit any covenants and indemnifications provided by Borrower or any guarantor of the Loan under the Environmental Indemnification Agreement executed in connection herewith.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

Borrower hereby represents and warrants to Lender as follows:

Section 4.1

Organization; Authorization; Valid and Binding Obligations.  Borrower is a limited liability company duly organized and validly existing under the laws of the state of its incorporation or organization.  Borrower is duly qualified and authorized to do business and is in good standing in all other states and jurisdictions where the ownership of property or the nature of the business transacted by it, makes such qualification necessary, including, without limitation, the state where the Property is located.  Borrower has all requisite power and authority to execute and deliver the Loan Documents and the Environmental Indemnification Agreement, to perform its obligations under such Loan Documents and the Environmental Indemnification Agreement and to own its property and carry on its business.  The Loan Documents and the Environmental Indemnification Agreement have been duly authorized by all requisite corporate, partnership or other action on the part of Borrower and duly executed and delivered by authorized officers, partners or other representatives (as the case may be) of Borrower.  Each of the Loan Documents and the Environmental Indemnification Agreement constitutes a valid obligation of Borrower, legally binding upon and enforceable against Borrower in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally or by general principles of equity.

Section 4.2

Financial Statements.  Borrower covenants and agrees that it will keep and maintain books and records of account, or cause books and records of account to be kept and maintained in accordance with Paragraph 25 of the Mortgage.

Section 4.3

Actions Pending.  There is no action, suit, investigation or proceeding pending or, to the knowledge of Borrower, threatened against Borrower, the Property or any other properties, assets or rights of Borrower, by or before any court, arbitrator or administrative or governmental body.

Section 4.4

Title to Land.  The Land is free and clear of all liens and encumbrances, except for the Security Instruments and except as specifically set forth in the mortgagee title policy(ies) delivered to Lender in connection with the Loan.

Section 4.5

Taxes.  Borrower has filed all federal, state and other income tax returns prior to the required filing date which, to the knowledge of Borrower, are required to be filed, and has paid all Taxes as shown on such returns and on all assessments received by it to the extent that such Taxes have become due, except such Taxes as are not due or which are being contested in good faith by Borrower by appropriate proceedings for which adequate reserves have been established in accordance with sound accounting practices consistently applied or by any tenant under any Leases, in which case such contest is being conducted as permitted pursuant to the applicable Lease(s).

Section 4.6

Conflicting Agreements and Other Matters.  Neither the execution nor delivery of this Agreement, nor fulfillment of or compliance with the terms and provisions of this Agreement, will conflict with, or result in a breach of the terms, conditions or provisions of, or constitute a default under, or result in any violation of, or result in the creation of any Lien (other than any Lien arising under any Loan Document) upon the Property or any other properties or assets of Borrower, the charter or by-laws or other organizational documents of Borrower, any award of any arbitrator or any agreement, instrument, order, judgment, decree, statute, law, rule or regulation to which Borrower, the Property or any other properties or assets of Borrower is subject.

Section 4.7

Governmental Consent.  Except for any recording or filing which may be required by applicable law to perfect or maintain the perfection of Lender’s Liens in the Collateral, no consent, approval or authorization of, or declaration or filing with, any governmental authority is required for the valid execution, delivery and performance by Borrower of the Loan Documents or the Environmental Indemnification Agreement or the consummation of any of the transactions contemplated by the Loan Documents.

Section 4.8

Disclosure.  Neither this Agreement nor any other document, certificate or statement furnished to Lender by Borrower in connection herewith contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein and therein not materially misleading.

Section 4.9

Organization Documents.  Borrower has been formed, and is existing pursuant to the terms of its organizational documents, true and exact copies of which have been delivered by Borrower to Lender.

Section 4.10

Improvements.  All certificates, permits and licenses required in connection with the ownership, operation and occupancy of the Property have been issued and are in full force and effect.

Section 4.11

No Event of Default.  The Loan Documents and the Environmental Indemnification Agreement have been complied with and are in full force and effect and no Events of Default exist thereunder; Borrower has no knowledge of any facts or circumstances, which with the giving of notice or passage of time (or both) would constitute an Event of Default thereunder, and all obligations and agreements required to be performed by Borrower thereunder have been performed.

Section 4.12

Compliance with Requirements.  To the best of Borrower’s knowledge, the Improvements have been constructed free from faults and defects, and in all respects conform to and comply with all valid and applicable laws, ordinances, regulations and rules of all governmental entities having jurisdiction over, and all covenants, conditions, restrictions and reservations affecting the Land and the Improvements (the “Requirements”). Borrower has no knowledge of any noncompliance (either substantial or unsubstantial) of the Improvements with any of the applicable Requirements.

Section 4.13

Condition of Land and Improvements.  Neither the Land nor the Improvements have been injured or damaged by fire or other casualty which has not been restored.

Section 4.14

Personalty.  Except as otherwise expressly provided in the Leases, title to all goods, materials, supplies, equipment, machinery and other personal property and fixtures used in the operation or maintenance of the Property, is vested in Borrower free and clear of all liens, encumbrances and security interests, other than the lien and security interest of the Security Instruments, and Borrower has not executed any security agreement, purchase order or other contract or agreement under which any person or other entity is granted or reserves the right to retain title to, remove or repossess any of such goods, materials, supplies, equipment, machinery or other personal property or fixtures.

Section 4.15

Zoning.  Under the applicable zoning ordinance of each jurisdiction in which each parcel of Land is located, each parcel of Land is zoned in a zoning classification that permits the use of the Land and Improvements for all purposes as currently used, without any conditions other than with respect to which such conditions have been complied in full and without exception.  Furthermore, to the best of Borrower’s knowledge, in the event the Improvements were damaged or destroyed, the Improvements could be restored or reconstructed as they now exist without the requirement of any zoning variance or waiver.

Section 4.16

Restrictions.  To the best of Borrower’s knowledge, the Land is not subject to: (i) any use or occupancy restrictions, except those imposed by applicable zoning laws and regulations, except any such restrictions described in the mortgagee title policy(ies) delivered to Lender in connection with the Loan and those restrictions set forth in the Security Instruments; (ii) special taxes or assessments; (iii) utility tap-in fees, except those generally applicable throughout the tax districts in which the Land is located; or (iv) charges or restrictions, whether existing of record or arising by operation of law, unrecorded agreement, the passage of time or otherwise, except any such charges or restrictions described in the mortgagee title policy(ies) delivered to Lender in connection with the Loan.

Section 4.17

Status of Service Contracts.  Borrower is not in default under any development, management, service or other agreements and contracts relating to the operation or management of the Property in a manner which could reasonably be expected to have a Material Adverse Effect; there is no material default on the part of any other party to any of such contracts, there is no material default of Borrower under any such contracts or the existence of any facts or circumstances, which with the giving of notice or passage of time (or both), would constitute a material default under any of such contracts, which defaults could reasonably be expected to have a Material Adverse Effect.  Such contracts have not been modified or amended in any material respect since the date true and correct copies of the same were delivered to Lender by Borrower.  Borrower has not done or omitted to do any act so as to be estopped from exercising any of its rights under any of such contracts, and there is no assignment of any of Borrower’s rights under any of such contracts to any person or entity, other than Lender.

Section 4.18

Status of Leases.  Borrower is not in default under any of the Leases, and there is no default on the part of any other party to any Lease, which defaults could reasonably be expected to have a Material Adverse Effect.  The Leases are legal, valid and binding agreements enforceable against Borrower and the tenants thereunder in accordance with their terms, and none of the Leases have been modified or amended in any material respect since the date true and correct copies of the same were delivered to Lender by Borrower.  Borrower has not done or omitted to do any act so as to be estopped from exercising any of its rights under any of the Leases, and there is no assignment of any of Borrower’s right under any of such contracts to any person or entity other than Lender.

Section 4.19

Encroachments.  Except as shown on those certain surveys previously delivered to Lender in connection with the Loan, there are no encroachments on the Land; there are no strips or gores within or affecting the boundaries of the Land; and all Improvements are situated entirely within the boundaries of the Land and within any applicable building lines.

Section 4.20

Access.  All streets and roads necessary for access to the Land have been completed, dedicated to public use and accepted for maintenance for all necessary governmental entities.

Section 4.21

Availability of Utilities.  Except as set forth in that certain Certificate of Borrower executed and delivered in connection herewith, all utility facilities and services necessary for the full use, occupancy and operation of the Improvements are available to the Land through public or private easements or rights-of-way at the boundaries of the Land, including, without limitation, water, storm and sanitary sewer, electricity and telephone.

Section 4.22

Brokerage Commissions.  All real estate and land brokerage commissions payable in connection with the acquisition of the Land, construction of the Improvements and the Loan, and all brokerage commissions or finders fees due and payable in connection with the current terms of any of the Leases, have been paid in full, or will be paid in full upon the execution of this Agreement.

Section 4.23

Composition of Property.  Subject to the matters disclosed in the title policies delivered to Lender in connection with the Loan, the Property includes all improvements and land, and other estates and rights (including, without limitation, any appurtenant easement rights and covenants and restrictions) which are necessary to allow for the continued use thereof as industrial buildings or other uses presently in effect as of the date of this Agreement, and as may be required by any of the Requirements, or to satisfy all tenant requirements under the Leases.

ARTICLE V

COVENANTS

For so long as this Agreement is in effect, and unless Lender expressly consents in writing to the contrary, Borrower covenants and agrees to comply with the following covenants:

Section 5.1

Operating Statements and Rent Roll.  Borrower shall deliver to Lender operating statements and rent rolls as required in Paragraph 25 of the Mortgage.

Section 5.2

Books and Records.  Borrower shall keep its books, records and accounts in accordance with accepted industry standards and as required hereunder and under the Loan Documents.

Section 5.3

Maintenance of Existence, Properties, Licenses, Etc.  Except to the extent otherwise permitted hereby, Borrower will do or cause to be done all things reasonably necessary to preserve, renew and keep in full force and effect the corporate, partnership or other legal existence of Borrower and the patents, trademarks, service marks, trade names, service names, copyrights, licenses, leases, permits, franchises and other rights, that continue to be useful in some material respect to the business of Borrower or to the operation of the Property, and at all times maintain, preserve and protect all licenses, leases, permits, franchises and other rights that continue to be useful in some related material respect to the business of Borrower or to the operation of the Property.

Section 5.4

Payment of Taxes and Claims.  Borrower will pay and discharge or cause to be paid and discharged all Taxes, assessments and governmental charges or levies imposed upon it or upon its respective income and profits or upon any of its property, real, personal or mixed or upon any part thereof, before the same shall become in default as well as all lawful claims for labor, materials and supplies or otherwise, which, if unpaid, might become a Lien or charge upon such properties or any part thereof.

Notwithstanding anything contained herein to the contrary, Borrower shall not be required to pay or discharge any taxes, assessments or other charges of the nature referred to in the Mortgage Paragraphs 2 (Maintenance, Repair and Restoration of Improvements, Payment of Liens, etc.) and 3 (Payment of Taxes) so long as the Borrower shall in good faith contest the same or the validity thereof by appropriate legal proceedings which shall operate to prevent the collection of the levy, lien or imposition so contested and the sale of the Premises, or any part thereof, to satisfy any obligation arising therefrom, provided that the Borrower shall give such security as may be demanded by the Lender to insure such payments and prevent any sale or forfeiture of the Property by reason of such nonpayment, failure of performance or contest by Borrower.  Any such contest shall be prosecuted with due diligence and the Borrower shall promptly after final determination thereof pay the amount of any levy, lien or imposition so determined, together with all interest and penalties, which may be payable in connection therewith.  Notwithstanding the provisions of this paragraph, Borrower shall (and if Borrower shall fail so to do, Lender may but shall not be required to) pay any such levy, lien or imposition notwithstanding such contest if in the reasonable opinion of the Lender, the Property shall be in jeopardy or in danger of being forfeited or foreclosed.

Section 5.5

Parking Requirements.  At all times during the term of the Loan, there shall be sufficient parking spaces to satisfy requirements of all Leases, parking or cross-parking agreements, and applicable zoning requirements and other Requirements.

Section 5.6

Expenses.  Borrower shall pay all cost, fees, documentary stamp taxes, intangibles taxes and charges of closing of the Loan, including, without limitation, Lender’s attorneys’ fees, recording costs, environmental audit costs, survey and appraisal costs, title examination fees, and title insurance premiums.

Section 5.7

Indemnity.  Borrower covenants and agrees to indemnify and hold Lender harmless from and against any and all claims for brokerage fees or commissions with respect to the making or consummation of the Loan, and all claims, actions, suits, proceedings, costs, expenses, losses, damages and liabilities of any kind, including but not limited to attorneys’ fees, expenses, penalties and interest, which may be asserted against or incurred by Lender by reason of any matter relating directly to the Loan, and arising out of the ownership, condition, development, construction, sale, rental or financing of the Property or any part thereof, other than to the extent arising as a direct result of the gross negligence or willful misconduct of Lender.  The foregoing indemnity shall survive the payment and performance of all Obligations to Lender under the Loan Documents, and should Lender incur any liability for or in defense of any of the foregoing matters, the amount thereof (and all costs, expenses and attorneys’ fees incurred by Lender in connection therewith) shall be added to the principal amount of the Loan and shall bear interest at the Default Rate (as defined in the Note) to the extent permitted by applicable law.  Furthermore, Borrower covenants that, upon notice from Lender that any action or proceeding has been brought against Lender by reason of any such matters, Borrower shall promptly resist or defend such action or proceeding in a manner satisfactory to Lender at Borrower’s expense.

Section 5.8

Fiscal Year.  Borrower shall not change its fiscal year except upon prior written notice to Lender.

Section 5.9

Estoppel Certificates.  Borrower shall, from time to time, upon request by Lender, promptly execute, acknowledge and deliver to Lender a certificate of Borrower stating the amount of principal and interest then owing on the Obligations, whether or not any setoffs or defenses exist with respect to all or any part of the Obligations, and, if any such setoffs or defenses exist, stating in detail the specific facts relating to each such setoff or defense.  Any such certificate may be relied upon by any prospective assignee of Lender.

Section 5.10

Replacement of Note.  Upon receipt of notice from Lender of the loss, theft, destruction or mutilation of the Note, Borrower shall execute and deliver, in lieu thereof, a replacement note identical in form and substance to the Note and dated as of the date of the Note, and upon such execution and delivery all references in the Loan Documents and the Environmental Indemnification Agreement, or in the loan documents and the environmental indemnification agreements for the Affiliate Loans, to such Note so replaced shall be deemed to refer to such replacement note.

Section 5.11

Notification of Name Change; Location.  Borrower shall furnish Lender with notice of any change in Borrower’s name or address or principal place of business within fifteen (15) days of the effective date of such change, and Borrower shall promptly execute any financing statements or other instruments deemed necessary by Lender to prevent any filed financing statement from becoming misleading or losing its perfected status.

Section 5.12

No Joint Venture.  Neither the provisions of any of the Loan Documents or the Environmental Indemnification Agreement nor the acts of the parties thereto shall be construed to create a partnership or joint venture between Borrower and Lender.

Section 5.13

Loans by Partners and Affiliates.  Borrower agrees that any loan or other advance heretofore or hereafter made to Borrower by a partner, member or any Affiliate shall be subordinate in all respects to the Loan, and Borrower agrees that, following any Event of Default, and until repayment of the Obligations, Borrower shall make no repayment to the partner, member or Affiliate of any such loan or advance.

ARTICLE VI

NO FURTHER DISBURSEMENTS

Section 6.1

No Further Disbursements.  Borrower agrees that the Loan has been fully disbursed by Lender.  Lender shall have no further duty or obligation to make any additional advances or disbursements to Borrower under the Loan or otherwise.

ARTICLE VII

EVENTS OF DEFAULT

Section 7.1

Events of Default.  Each of the following events shall constitute an Event of Default under this Agreement:

(a)

The occurrence of an Event of Default under the Security Instruments or any of the other Loan Documents or the Environmental Indemnification Agreement.

(b)

Should any Default occur in the performance or observance of any term, condition or provision contained in this Agreement which does not relate to the nonpayment of any monetary sum, and such Default is not cured within thirty (30) days following written notice thereof by Lender to Borrower or within such longer period of time, not exceeding an additional thirty (30) days, as may be reasonably necessary to cure such non-compliance if Borrower is diligently and with continuity of effort pursuing such cure and the failure is susceptible of cure within such additional period of thirty (30) days.

(c)

Should any representation or warranty made by Borrower herein or in any of the other Loan Documents or the Environmental Indemnification Agreement be false or misleading in any material respect on the date as of which made (or deemed made).

(d)

Should Borrower be terminated, liquidated, dissolved or otherwise cease to exist.

Section 7.2

Remedies.  Upon the occurrence of an Event of Default, Lender may, in its discretion, exercise one or more of the following remedies:

(a)

To accelerate the maturity of the Obligations and declare the entire unpaid principal balance of, and any unpaid interest then accrued on, the Note, together with any Prepayment Premium, without demand or notice of any kind to Borrower or any other Person, to be immediately due and payable.

(b)

Take all, any or any combination of the actions Lender may take under any of the other Loan Documents or the Environmental Indemnification Agreement upon the occurrence of a default or an event of default thereunder, notwithstanding the fact that the event that is an Event of Default hereunder may not constitute a default or an event of default under any such other Loan Document or the Environmental Indemnification Agreement, including, without limitation acceleration of the Obligations evidenced by the Note and foreclosure and sale of the Land and the Improvements under the Security Instruments.

(c)

Perform, or cause to be performed, any obligation, covenant or agreement that Borrower has failed to perform or comply with, and in such event all costs and expenses incurred by Lender in performing any such obligation, covenant or agreement shall be added to the Obligations and shall be secured by the Security Instruments, and shall bear interest at the Default Rate (as defined in the Note) from the date paid or incurred by Lender, and the interest thereon shall also be added to and become a part of the Obligations and shall be secured by the Security Instruments.

(d)

Continue to act, with respect to Borrower and the Loan, as if no Event of Default had occurred, which continuance shall not be or be construed as a waiver of Lender’s rights; and assert the Event of Default and take any action provided for herein at any time after the occurrence and during the existence of the Event of Default.

(e)

Proceed as authorized by law to obtain payment of the Loan.

(f)

Take all, any, or any combination of the actions Lender may take under applicable law or equity subject to the limitations on liability of Borrower contained herein and in the Note and the Security Instruments.

No failure or delay on the part of Lender to exercise any right or remedy hereunder or under the Loan Documents or the Environmental Indemnification Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right or remedy hereunder preclude any further exercise thereof or the exercise of any further right or remedy hereunder or under the Loan Documents or the Environmental Indemnification Agreement.  No exercise by Lender of any remedy under the other Loan Documents or the Environmental Indemnification Agreement shall operate as a limitation on any rights or remedies of Lender under this Agreement, except to the extent of moneys actually received by Lender under the other Loan Documents or the Environmental Indemnification Agreement.

Section 7.3

Costs and Expenses.  All costs and expenses incurred by Lender in connection with any of the actions authorized in this Article, including without limitation attorneys’ fees, shall be and constitute a portion of the Loan, secured in the same manner and to the same extent as the Loan, even though such costs and expenses may cause the amount of the Loan to exceed the face amount of the Note.  Whenever the terms of this Agreement require Borrower to pay attorneys’ fees of Lender, such obligation shall extend only to reasonable attorneys’ fees, without regard to statutory interpretations, actually incurred at normal hourly rates.

Section 7.4

Remedies Cumulative.  The foregoing remedies are cumulative of, and in addition to, and not restrictive or in lieu of, the other remedies provided for herein and the remedies provided for or allowed by the other Loan Documents or the Environmental Indemnification Agreement, or provided for or allowed by law, or in equity.

ARTICLE VIII

MISCELLANEOUS

Section 8.1

Notices.

(a)

All notices, demands, requests, and other communications desired or required to be given hereunder (“Notices”), shall be in writing and shall be given by: (i) hand delivery to the address for Notices; (ii) delivery by overnight courier service to the address for Notices; or (iii) sending the same by United States mail, postage prepaid, certified mail, return receipt requested, addressed to the address for Notices.

(b)

All Notices shall be deemed given and effective upon the earlier to occur of (i) the hand delivery of such Notice to the address for Notices; (ii) one business day after the deposit of such Notice with an overnight courier service by the time deadline for next day delivery addressed to the address for Notices; or (iii) three business days after depositing the Notice in the United States mail as set forth in (a)(iii) above.  All Notices shall be addressed to the following addresses:

Borrower:

Hartman Cooper Street Plaza, LLC

c/o Hartman Short Term Income Properties XX, Inc.

2909 Hillcroft, Suite 420

Houston, Texas  77057

Attention:  Louis T. Fox, III, CFO

With a copy to:

Hartman Cooper Street Plaza, LLC

c/o Hartman Short Term Income Properties XX, Inc.

2909 Hillcroft, Suite 420

Houston, Texas  77057

Attention:  Katherine N. O’Connell, General Counsel

Lender:

Security Life of Denver Insurance Company

c/o Voya Investment Management LLC

5780 Powers Ferry Road, NW, Suite 300

Atlanta, Georgia 30327-4349

Attention:  Mortgage Loan Servicing Department

and to:

Voya Investment Management LLC

5780 Powers Ferry Road, NW, Suite 300

Atlanta, Georgia 30327-4349

Attention:  Real Estate Law Department

With a copy to:

Bryan Cave LLP

One Atlantic Center

Fourteenth Floor

1201 West Peachtree Street, NW

Atlanta, Georgia  30309-3488

Attention:  Johnny D. Latzak, Jr., Esq.

or to such other persons or at such other place as any party hereto may by Notice designate as a place for service of Notice; provided, however, that the “copy to” Notice to be given as set forth above is a courtesy copy only; and a Notice given to such person is not sufficient to effect giving a Notice to the principal party, nor does a failure to give such a courtesy copy of a Notice constitute a failure to give Notice to the principal party.

Section 8.2

No Waiver; Remedies Cumulative.  No failure or delay on the part of Lender in exercising any right or remedy hereunder and no course of dealing between Borrower and Lender shall operate as a waiver thereof, nor shall any single or partial exercise of any right or remedy hereunder or under the Note preclude any other or further exercise thereof or the exercise of any other right or remedy hereunder.  The rights and remedies herein expressly provided are cumulative and not exclusive of any rights or remedies which Lender would otherwise have.  No notice to or demand on Borrower not required hereunder or under any other Loan Document in any case shall entitle Borrower to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of Lender to any other or further action in any circumstances without notice or demand.

Section 8.3

Successors and Assigns; Sale of Interest.  This Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective legal representatives, successors and permitted assigns of the parties hereto; provided that Borrower may not assign or transfer any of its rights or obligations hereunder without the prior written consent of Lender, other than to the extent expressly permitted by the Security Instruments.  Lender may sell or assign all or any part of Lender’s rights, title or interests hereunder and under the other Loan Documents or the Environmental Indemnification Agreement without the prior written consent of Borrower; provided, however that any such assignment shall not increase any of the obligations of Borrower under the Loan Documents or the Environmental Indemnification Agreement.  In that event, such successor or assignee shall be entitled to all of the rights of Lender under the Loan Documents or the Environmental Indemnification Agreement.

Section 8.4

Modification.  This Agreement shall not be modified or amended in any respect except by a written agreement executed by the parties in the same manner as this Agreement is executed.

Section 8.5

Time of Essence.  Time is of the essence of this Agreement and each of the other Loan Documents and the Environmental Indemnification Agreement.

Section 8.6

Governing Law.  This Agreement shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the laws of the State of Texas, without regard to principles of conflicts of laws thereof.

Section 8.7

Counterparts.  This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument.

Section 8.8

Effectiveness; Survival.

(a)

This Agreement shall become effective on the date on which all of the parties hereto shall have signed a copy hereof (whether the same or different copies) and Lender shall have received the same.

(b)

All representations and warranties made herein, in the certificates, reports, notices, and other documents delivered pursuant to this Agreement shall survive the execution and delivery of this Agreement, the other Loan Documents, the Environmental Indemnification Agreement, and such other agreements and documents, the making of the Loan hereunder and the execution and delivery of the Note, and shall terminate at such time as the Obligations have been paid and satisfied in full; provided, however, that the Environmental Indemnification Agreement shall remain in full force and effect in accordance with the terms thereof notwithstanding any payment and satisfaction of the Obligations.

Section 8.9

Severability.  In case any provision in or Obligation under this Agreement or the other Loan Documents or the Environmental Indemnification Agreement shall be invalid, illegal or unenforceable, in whole or in part, in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

Section 8.10

Independence of Covenants.  All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or be otherwise within the limitation of, another covenant, shall not avoid the occurrence of a Default or an Event of Default if such action is taken or condition exists.

Section 8.11

Headings Descriptive.  The headings of the several sections and subsections of this Agreement are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.

Section 8.12

Termination of Agreement.  At such time as all Obligations have been paid and satisfied in full, this Agreement shall terminate; provided however, that any and all indemnity obligations of Borrower to Lender arising hereunder or under any of the other Loan Documents, which are expressly stated to survive satisfaction of the Obligations shall survive the termination of this Agreement or such other Loan Documents, and provided further that all indemnity obligations under the Environmental Indemnification Agreement shall survive such payment and satisfaction of the Obligations as set forth in the Environmental Indemnification Agreement.

Section 8.13

Entire Agreement. This Agreement and the other Loan Documents and the Environmental Indemnification Agreement constitute the entire agreement between Borrower and Lender with respect to the Loan, the other Obligations and the Collateral and supersede all prior agreements, representations and understandings related to such subject matters.

Section 8.14

Jury Trial Waiver; Consent to Forum.

(a)

TO THE MAXIMUM EXTENT PERMITTED BY LAW, BORROWER IRREVOCABLY WAIVES ALL RIGHT OF TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS OR THE ENVIRONMENTAL INDEMNIFICATION AGREEMENTS OR ANY MATTER ARISING HEREUNDER OR THEREUNDER.

(b)

BORROWER ALSO AGREES THAT ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS OR THE ENVIRONMENTAL INDEMNIFICATION AGREEMENTS OR TO ENFORCE ANY JUDGMENT OBTAINED AGAINST BORROWER IN CONNECTION WITH THIS AGREEMENT OR SUCH OTHER LOAN DOCUMENT, MAY BE BROUGHT BY LENDER IN ANY STATE OR FEDERAL COURT SITTING IN THE COUNTY OF THE STATE IN WHICH LENDER’S ADDRESS SHOWN ABOVE IS LOCATED, OR IN ANY ONE OR MORE OTHER STATE OR FEDERAL COURTS SITTING IN ANY COUNTY AND STATE IN WHICH ANY OF THE POOLED PROPERTIES IS LOCATED.  BORROWER IRREVOCABLY SUBMITS TO THE JURISDICTION OF THE AFORESAID STATE AND FEDERAL COURTS, AND IRREVOCABLY WAIVES ANY PRESENT OR FUTURE OBJECTION TO VENUE IN ANY SUCH COURT, AND ANY PRESENT OR FUTURE CLAIM THAT ANY SUCH COURT IS AN INCONVENIENT FORUM, IN CONNECTION WITH ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS OR THE ENVIRONMENTAL INDEMNIFICATION AGREEMENTS.

Section 8.15

Exculpation.  The personal liability of Borrower under this Agreement is limited to the extent set forth in the Note.

6359001.1

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[LOAN AGREEMENT]

Voya No. 29058

IN WITNESS WHEREOF, the parties hereto have caused this Loan Agreement to be duly executed and delivered on their behalf as of the date first above stated.

HARTMAN COOPER STREET PLAZA, LLC, a Texas limited liability company
By: Hartman Income REIT Management, Inc., a Texas corporation, Manager By: Allen R. Hartman, President

[SIGNATURES CONTINUED ON FOLLOWING PAGE]

[LOAN AGREEMENT]

 Voya No. 29058

S-1

[SIGNATURES CONTINUED FROM PRECEDING PAGE]

LENDER:
SECURITY LIFE OF DENVER INSURANCE COMPANY, a Colorado corporation
By: Voya Investment Management LLC, as Authorized Agent By: Name: Title:

S-2

[LOAN AGREEMENT]

Voya No. 29058

EXHIBIT “A”

SCHEDULE OF ENTITIES AND PROPERTIES

ENTITY	PROPERTY
Hartman Bent Tree Green, LLC	17300 N. Dallas Pkwy., Dallas, TX 75248
Hartman Cooper Street Plaza, LLC	4601 S. Cooper St., Arlington, TX 76017
Hartman Richardson Heights Properties, LLC	100 S. Central Expressway, Richardson, TX 75090
Hartman Mitchelldale Business Park, LLC	5400 Mitchelldale Rd., Houston, TX 77092; 533 N. Park Central Dr., Houston, TX 77092; and 600 N. Park Central Dr., Houston, TX 77092

[LOAN AGREEMENT]

Voya No. 29058

A-1